Exhibit 10.17(i)

AMENDMENT TO THE

CLEARWATER PAPER CORPORATION

SALARIED SUPPLEMENTAL BENEFIT PLAN

The Clearwater Paper Corporation Salaried Supplemental Benefit Plan, as amended and restated as of December 16, 2008 (the “Plan”), is hereby further amended by adding the following new “Addendum B” to the end thereof, effective as of December 16, 2008:

“ADDENDUM B

ADDITIONAL BENEFITS PROVIDED TO GORDON JONES

Except as provided in this Addendum B, all of the terms and conditions of the Clearwater Paper Corporation Salaried Supplemental Benefit Plan (the “Plan”) shall apply to any benefit payable under the Plan to Gordon Jones. In accordance with the foregoing, the retirement benefits guaranteed to Mr. Jones in his employment agreement dated July 28, 2008, will be provided under this Addendum B to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under the Clearwater Paper Salaried Retirement Plan (the “Salaried Retirement Plan”). The relevant provision of Mr. Jones’s employment agreement, from section 7 of that agreement, is reproduced below (references below to the “SpinCo Supplemental Retirement Plan” are to this Plan, and references below to the “SpinCo Salaried Retirement Plan” and “Retirement Plan” are to the Salaried Retirement Plan):

… the Board will take such action as is necessary to provide you with an additional benefit under the SpinCo Supplemental Retirement Plan which will make up certain benefits which cannot, by law, be paid to you under the SpinCo Salaried Retirement Plan, to include: (i) any benefit that you have accrued under the Retirement Plan but would otherwise forfeit because you were not fully vested in such plan at the time you terminated SpinCo employment; and (ii) any benefit that you would have been entitled to under the Retirement Plan had such plan credited, for benefit accrual purposes, all Potlatch service on a retroactive basis.

For the avoidance of doubt, Mr. Jones’s accrued benefit under the Salaried Retirement Plan includes benefits for all of his service with Potlatch Corporation retroactive to his commencement of employment with Potlatch Corporation. Consequently, the only additional benefit provided under this Addendum B is the vesting benefit provided by clause (i) in the quoted excerpt above.”

Date: May 12, 2009	CLEARWATER PAPER CORPORATION

	By:	/s/ Thomas H. Carter
	Name:	Thomas H. Carter
	Title:	Vice President, Human Resources